Exhibit 10.24

Endo
1400 Atwater Drive
Malvern, PA 19355
484.216.0000

endo.com
May 17, 2018

Mark Bradley
9 Dillon Court
Exton, PA 19341

Dear Mark:
Based upon your outstanding achievements in 2017 and the criticality of your ongoing contributions to the planning and execution of Endo's ("Endo" or the "Company") transformation and turnaround, I am pleased to provide you with a special employment arrangement that demonstrates your importance to our Company. Included in this special arrangement is your eligibility for retention incentive compensation and a special severance commitment, collectively described in this Letter Agreement ("Letter Agreement").
The total Retention Bonus amount is $450,000 (the "Retention Bonus"), subject to applicable tax withholdings. This Retention Bonus will be paid in three installments within thirty (30) days following each of the payment dates ("Payment Dates"), provided you are employed on such dates by the Company or one of its affiliates. The Payment Dates and the associated amounts are as follows: $100,000 payable as of September 30, 2018; $150,000 payable as of September 30, 2019; and $200,000 payable as of September 30, 2020. Payment of the Retention Bonus will be accelerated if your employment is terminated by the Company without cause ("Cause"), with payment of any remaining amount of the Retention Bonus payable within thirty (30) days of a without Cause employment termination by the Company. Payment of the Retention Bonus will be forfeited if you are terminated for Cause or resign for any reason.
This offer of a Retention Bonus is being made to you with the highest confidentiality and it is important that this information and the terms of the contents remain confidential. We therefore expect that you will NOT disclose this information to any other persons and that you direct any questions to Larry Cunningham, EVP of Human Resources or me. Any disclosure to persons other than your immediate family members (or legal counsel or financial advisor) will result in forfeiture of this Retention Bonus. By signing this Letter Agreement and returning one copy to Larry Cunningham (Cunningham.larry@endo.com) you agree to these terms.
Further, in the event that your employment is terminated by the Company without Cause (as defined in the Endo International PLC Amended and Restated 2015 Stock Incentive Plan) or the Company requires you to be based at any office or location that increases the length of your commute by more than fifty (50) miles, you will receive a severance payment ("Severance Payment") in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the Termination Date, payable in cash as either pay continuation or in a lump sum within sixty (60) days following such termination, equal to one (1.5) times your Final Base Salary, plus the greater of one times (1x) the Final Target Bonus or an amount equivalent to your last IC payment under the Company's annual incentive plan (excluding any supplemental performance incentive not part of the standard and customary annual IC plan), payable in cash in a lump sum within sixty (60) days following such termination, and the Company shall provide continued coverage for you and your dependents under any health, medical, dental and vision program or policy in which you were eligible to participate as of the time of your employment termination, for twelve (12) months following such termination on the same basis as active employees, which such twelve month period shall run concurrently with the COBRA period, and which coverage shall become secondary to any coverage provided to you by a subsequent employer and to any Medicare coverage for which you become eligible; provided, however, the parties agree to cooperate such that the continued coverage is, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company (in aggregate "Benefit Coverage Continuation").
In order to receive the Severance Payment, any Benefit Coverage Continuation or any remaining Special Cash Award (detailed in the letter to you dated January 27, 2017) following the Termination Date, you are required to sign a general release releasing any and all claims against the Company and its affiliates within 21 days following your Termination Date and to not revoke your consent to such release of claims. For the purposes of this Letter Agreement: (i) "Final Base Salary" shall mean your annual base salary rate as of the Termination Date; (ii) "Final Target Bonus" shall mean your annual incentive compensation target as of the Termination Date; and (iii) "Termination Date" shall mean the date of termination of your employment for any reason, provided that such termination constitutes a "separation from service" from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). If the Company terminates your employment for Cause or you resign for any reason, you will not be eligible to receive the Severance Payment, any Benefit Coverage Continuation, or any remaining payment under any retention compensation plan, including the Special Cash Award.
The parties intend for the payments and benefits under this Letter Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that the Letter Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under the Letter Agreement may not be in compliance with Section 409A of the Code, the Company shall reasonably confer with you in order to modify or amend the Letter Agreement to comply with Section 409A of the Code and to do so in a manner to best preserve the economic benefit of the Letter Agreement. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) the Severance Payment and the Benefit Coverage Continuation shall not be paid to you until you would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Letter Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or death, if earlier), with interest for any cash payments so delayed, from the date such cash amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which the payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you, (iii) each amount to be paid or benefit to be provided under the Letter Agreement shall be construed as a separately identified payment for purposes of Section 409A of the

Code, (iv) any payments that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and (v) amounts reimbursable to you under the Letter Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year.
Pursuant to Section 1833(b) of the Defend Trade Secrets Act of 2016, you acknowledge that you shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Letter Agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section. Notwithstanding anything set forth in the Letter Agreement to the contrary, you shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor are you required to notify the Company regarding any such reporting, disclosure or cooperation with the government.
To protect the Confidential Information (as defined in the Letter Agreement hereto) and other trade secrets of the Company and its affiliates as well as the goodwill and competitive business of the Company and its affiliates, you agree, during the term of your employment with the Company and for a period of twelve (12) months after your cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any customer, client, supplier, employee or agent of the Company or its affiliates. For purposes of this covenant, "solicit" or "solicitation" means directly or indirectly influencing or attempting to influence any customers, clients, suppliers, employees or agents of the Company or its affiliates to cease doing business with, or to reduce the level of business with, the Company and its affiliates or, with respect to employees or exclusive agents, to become employed or engaged by any other person, partnership, firm, corporation or other entity. You agree that this covenant is reasonable and desirable to protect the Confidential Information of the Company and its affiliates; provided that solicitation is not targeted at the Company's or its affiliates' employees or the provision of references shall not constitute a breach of such obligations. In addition, the terms and conditions of your Proprietary Information, Nondisclosure and Non-Solicitation Agreement in full force and effect.
This Letter Agreement does not change the at-will employment relationship between you and Endo or any other terms and conditions of your employment. You or Endo may terminate your employment at any time, for any reason, with or without Cause. Any controversy or claim arising out of or relating to this Letter Agreement, or a breach thereof, including but not limited to any claims arising out of federal, state or local laws, rules or regulations, shall be exclusively settled by an arbitration proceeding conducted through Judicial Arbitration & Mediation Services (JAMS). The arbitration shall take place in Chester County, Pennsylvania, and no dispute under this Letter Agreement shall be adjudicated in any other venue or forum. The arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). The decision of the arbitrator shall be final and binding. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. You and the Company shall split the cost of the arbitration services, and you and the Company shall each bear your and its own legal expenses. This Letter Agreement shall be governed by the laws of the State of Pennsylvania, and no modification(s) hereof may be made in the absence of a written document signed by the parties. This Letter Agreement constitutes the entire agreement between the parties and supersede all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter hereof; provided, however, that this Letter Agreement shall not supersede the Special Cash Award letter agreement by and between you and Endo dated January 17, 2017; which shall remain in full force and effect.
Mark, thank you for your ongoing contributions and commitment to our Company as we execute our strategic vision and operating plans at the highest performance level in support of our customers and patients. Please indicate your acceptance by signing and returning one copy of this Letter Agreement to Larry Cunningham.
Sincerely,
/S/ BLAISE COLEMAN
Blaise Coleman
EVP & Chief Financial Officer

Signed and agreed by:

/S/ MARK BRADLEY	May 22, 2018
Mark Bradley	Date